Exhibit 99.1
COMMUNITY BANKERS TRUST CORPORATION REPORTS THIRD QUARTER RESULTS, INCLUDING CONTINUED STRONG ALLOWANCE, CAPITAL AND LIQUIDITY POSITIONS
•	Third quarter loss available to common shareholders was $3.0 million, after recording $5.2 million in provision for loan losses and increasing allowance for loan losses from $12.2 million at June 30, 2009 to $16.2 million at September 30, 2009.

•	Continued strong capital ratios were in excess of definition of “Well Capitalized” with a Tier 1 leverage ratio of 9.23% and a total risk-based capital ratio of 18.48%.

•	Tangible common book value per share increased from $4.40 at December 31, 2008 to $4.56 at September 30, 2009. (See “Non-GAAP Financial Measures” below for an explanation of this non-GAAP financial measure.)

•	Liquidity remains strong with a large core deposit base and relatively low loan-to-deposit ratio of 79.3%. The Company is not reliant on brokered deposits or other sources of wholesale funding.

•	Non-accrual loans, excluding FDIC covered loans, decreased by 16.0%, or $3.9 million, during the quarter, from $24.5 million at June 30, 2009 to $20.6 million at September 30, 2009.

•	Allowance for loan losses, excluding FDIC covered loans, increased from 2.21% at June 30, 2009 to 2.85% at September 30, 2009.

•	The ratio of allowance for loan losses to nonperforming assets, excluding FDIC covered assets, increased from 47.1% at June 30, 2009 to 69.9% at September 30, 2009.

•	The absence of impairments in the securities portfolio demonstrates a continued conservative investment practice.

•	The Company successfully integrated the operations of Suburban Federal Savings Bank into the Essex Bank operating platform.

•	Total loan growth, excluding FDIC covered loans, was 3.2% from June 30, 2009 to September 30, 2009.
Glen Allen, Virginia — Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), reported a net loss available to common stockholders for the third quarter of 2009 of $3.0 million, or $0.14 per diluted share, compared with a profit of $952,000, or $0.04 per diluted share, for the same period in 2008.
The loss incurred during the third quarter was primarily the result of a $4.1 million increase in the provision for loan losses over the same period in 2008. This increase reflects both prudent recognition of economic conditions and additions to the allowance for loan losses on specific credits in the Company’s loan portfolio. The allowance for loan losses with respect to loans not covered by the shared loss agreements with the FDIC, as described below, was 2.85% at September 30, 2009 versus 2.21% at June 30, 2009.
For the nine month period ended September 30, 2009, net loss available to common stockholders was $16.7 million, which represented $0.78 per share on a fully diluted basis. Net loss for the first three quarters of 2009 was primarily driven by the goodwill impairment charge of $24.0 million taken during the second quarter of 2009 and year-to-date loan loss provisions of $11.3 million. Excluding the non-cash impairment charge to goodwill recognized in the second quarter of $24.0 million, and including the after-tax gain of net assets acquired in connection with the Bank’s acquisition of the operations of Suburban Federal Savings Bank (SFSB) of $12.9 million, the Company would have had $7.3 million in net income available to common stockholders, or $0.34 per share on a fully diluted basis.
George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “We continue to see softening in the central Virginia market, which has led us to significantly add to our reserves in these uncertain times. We are heartened by our ability to generate new loan growth, which shows our commitment to prudently leverage our capital. We continue to deploy our recently acquired deposits, integrate our previously announced acquisitions, build a platform to undertake future acquisitions, and enhance our shareholder value. During a time when many banks are shrinking the balance sheet to preserve capital, we are prudently using our strong capital position to generate loans in our three state footprint.”
Mr. Longest continued, “While our loan loss provision in the third quarter mitigated earnings, we continue to have solid loan and capital reserves. We remain well positioned to grow our balance sheet while completing integration of our initial merger and subsequent FDIC assisted transactions and work towards a position of linked quarter profitability. Our focus at the present time is to carefully monitor and make provision for problem assets, build our platform and take advantage of our funding sources by hiring experienced people and expanding our lending capabilities in all of our markets and bring resolution to the FDIC covered non-performing assets acquired in the SFSB transaction. We are diligently at work converting the systems of former SFSB branches banking platforms of products and services. We are well along in that process. “
Mr. Longest concluded, “We believe the bulk of integration costs related to our initial merger transaction and two subsequent FDIC-assisted transactions are behind us. We expect to see a significant reduction in merger related expenses from these transactions next year.”
Net interest income before provisions for loan losses was $9.2 million for the three months ended September 30, 2009, compared with $6.2 million for the same period in 2008. For the three months ended September 30, 2009, the net interest margin was 3.37% compared with 4.26% for the same period in 2008. The decline in the margin compared with the same period in 2008 was driven by several factors:
•	The Bank’s loan rates declined in the fourth quarter of 2008 due to a decrease in the prime rate;

•	$280 million of core deposits purchased in the fourth quarter of 2008 were invested in securities, rather than loans; and

•	The SFSB transaction resulted in further margin compression during 2009 as the Bank assumed a large volume of FDIC covered non-accruing loans that are included in the margin calculation.
On a linked quarter basis, the net interest margin for the third quarter of 2009 improved seven basis points due primarily to a lower cost of funds. Management has proactively managed excess deposits related to the acquisition of the operations of The Community Bank (TCB) in 2008 and the SFSB transaction and allowed higher priced time deposits to run-off without adversely compromising the Bank’s liquidity position.
For the three months ended September 30, 2009, noninterest income was $1.3 million, compared with $754,000 in the same period of 2008. This increase of $520,000, or 69.0%, was primarily attributable to $612,000 in gains on securities transactions, liquidated to offset time deposit decreases. Service charges on deposit accounts increased $158,000 for the same time period as a result of an increase of 111.5% in total deposits from $485.8 million at September 30, 2008 to $1.03 billion at September 30, 2009 as a result of the TCB and SFSB transactions. The increase in noninterest income was partially offset by $187,000 in losses on sale of other real estate and a decrease in other noninterest income of $63,000 compared with the same period in 2008.
For the third quarter of 2009, noninterest expenses were $9.9 million compared with $4.7 million for the same period in 2008. Salaries and employee benefits were $4.8 million and represented 48.7% of all noninterest expenses for the quarter. Salaries and wages increased $2.5 million, or 103.8%, from the same quarter in 2008. The increases in salaries and wages were the direct result of increased staffing from the prior year related to the bank acquisitions and corporate staff hires for positions required for a significantly larger financial institution.
For the third quarter of 2009, other noninterest expenses included other operating expenses of $1.8 million, occupancy expenses of $752,000, data processing fees of $743,000, amortization of intangibles of $565,000, equipment expense of $436,000, legal fees of $217,000, and other professional fees of $184,000. FDIC assessments for the quarter equaled $436,000.
An income tax benefit of $1.9 million was recorded during the third quarter of 2009 compared with an expense of $234,000 for the same period in 2008. The Company has recorded an income tax expense of $3.0 million through the first three quarters of 2009. The goodwill impairment charge in the second quarter of 2009 was not tax deductible, and thus no tax benefit was permitted under current tax regulations.
For the nine months ended September 30, 2009, net interest income was $27.7 million, which generated a net interest margin of 3.32%. Noninterest income equaled $24.7 million, and excluding the first quarter gain on the SFSB transaction of $21.3 million, would have equaled $3.4 million. Service charges on deposit accounts were $1.9 million, other noninterest income was $844,000, and securities gains were $905,000.
For the nine month period ended September 30, 2009, noninterest expenses were $54.1 million, inclusive of the $24.0 million goodwill impairment charge. Salaries and employee benefits were $14.3 million and represented 47.5% of overhead, exclusive of the goodwill impairment charge. Throughout the year, the management team has been expanded, providing additional depth to the management of the Company. While additional staffing may be required in 2010, the Company believes that its current staffing level has a greater capacity to effectively manage the Company through current and anticipated opportunities and challenges.
Other overhead costs included other operating expenses of $5.4 million, data processing fees of $2.2 million, occupancy expenses of $1.9 million, amortization of core deposit intangibles of $1.7 million, professional fees of $1.3 million, equipment expense of $1.2 million, and legal fees of $772,000.
Balance Sheet
Total assets were $1.24 billion at September 30, 2009, increasing $209.4 million, or 20.3%, since December 31, 2008. Asset growth since year end was centered in loan growth related to the SFSB transaction. Total loans, including FDIC covered loans, at September 30, 2009 were $814.5 million, an increase of $291.2 million, or 55.7%, compared with $523.3 million at December 31, 2008. Total loans, including FDIC covered loans, increased $7.0 million, or 0.9%, during the third quarter from $807.5 million at June 30, 2009 to $814.5 million at September 30, 2009. On a linked quarter basis, FDIC covered loans decreased by $10.7 million, from $255.7 million at June 30, 2009 to $245.1 million at September 30, 2009, while the Bank’s non-covered loan portfolio increased by $17.7 million, from $551.8 million at June 30, 2009 to $569.5 million at September 30, 2009.

The following table shows the composition of the non-covered loan portfolio (excluding FDIC covered loans) at September 30, 2009, and December 31, 2008.

	September 30, 2009		December 31, 2008
	(dollars in thousands)
Mortgage loans on real estate
Residential 1-4 family	$128,455	22.55%	$129,607	24.78%
Commercial	155,191	27.25%	157,090	30.03%
Construction	182,744	32.09%	139,515	26.67%
Second mortgages	14,051	2.47%	15,599	2.98%
Multifamily	10,757	1.89%	9,370	1.79%
Agriculture	3,907	0.69%	5,143	0.98%

Total real estate loans	495,105	86.93%	456,324	87.23%
Commercial loans	46,755	8.21%	45,320	8.66%
Consumer installment loans
Personal	15,977	2.81%	14,457	2.76%
All other loans	11,700	2.05%	7,005	1.33%

Gross loans	$569,537	100.00%	$523,106	100.00%
Less unearned income on loans	(745)		(780)
Merger related fair market value adjustment	660		972

Loans, net of unearned income	$569,452		$523,298

The following table, which provides additional detail to the loan portfolio by type, includes both non-covered and “covered” (FDIC covered loans) at September 30, 2009.

(dollars in thousands)	Non-covered	FDIC covered	Total

Open end 1-4 family	$20,075	$26,359	$46,434
1-4 family first liens	108,380	166,080	274,460

Owner occupied nonfarm nonresidential	43,423	38,387	81,810
Non-owner occupied nonfarm nonresidential	111,768	4,261	116,029

1-4 family construction	50,842	—	50,842
Other construction and land development	131,902	13,115	145,017

1-4 family junior liens	14,051	16,779	30,830

Multi-family residential properties	10,757	—	10,757

Farmland	3,907	180	4,087

Agriculture	1,407	—	1,407
Commercial and industrial	45,348	—	45,348

Revolving credit plans and other consumer	15,977	364	16,341
Other	11,700	95	11,795

Gross loans	$569,537	$265,620	$835,157
Unearned income	(745)	(72)	(817)
Merger related fair market value adjustment	660	(20,471)	(19,811)

Total loans	$569,452	$245,077	$814,529

Total deposits at September 30, 2009 were $1.03 billion, an increase of $221.2 million, or 27.4%, compared with $806.3 million at December 31, 2008. This increase was primarily due to the SFSB transaction. Total deposits declined on a linked quarter basis by $39.9 million, or 3.7%. The most significant dollar decline by deposit category was in time deposits. Time deposits declined $37.4 million during the third quarter as management proactively priced these deposits to allow excess higher priced time deposits to run-off, correspondingly enhancing the net interest margin.
The Company’s total loan-to-deposits ratio, including FDIC covered loans, was 79.3% at September 30, 2009 and 75.7% at June 30, 2009.
The following table details interest-bearing deposit totals by category at September 30, 2009, June 30, 2009, and December 31, 2008:

(dollars in thousands)			6/30 to 9/30
Balance by deposit type	9/30/09	6/30/09	Change	12/31/08

NOW	$88,045	$90,380	$(2,335)	$76,575
MMDA	110,353	115,048	(4,695)	55,200
Savings	58,495	58,380	115	34,688
Time deposits less than $100,000	450,273	453,953	(3,680)	303,424
Time deposits greater than $100,000	256,025	289,737	(33,712)	276,762

Total interest-bearing deposits	$963,191	$1,007,498	$(44,307)	$746,649

Capital
At September 30, 2009, the Company’s ratio of total capital to risk-weighted assets was 18.48%. The ratio of Tier 1 capital to risk-weighted assets was 17.27%, and the leverage ratio (Tier 1 capital to average adjusted total assets) was 9.23%. All three ratios exceed capital adequacy guidelines outlined by its regulator, and the Company is considered “well-capitalized”. The Company has trust preferred subordinated debt that qualifies as regulatory capital. This trust preferred debt has a 30-year maturity with a 5-year call option, and was issued at a rate of three month LIBOR plus 3.00%, and was priced at 3.60% in the third quarter of 2009.
Asset Quality
Nonperforming assets, excluding FDIC covered assets, totaled $23.2 million or 4.1% of loans and other real estate at September 30, 2009 compared with $25.9 million or 4.7% of loans at June 30, 2009. The allowance for loans losses was 2.85% of total loans, excluding FDIC covered loans, at September 30, 2009, compared with 2.21% at June 30, 2009. Allowance for loan losses increased from 47.1% of nonperforming assets at June 30, 2009 to 69.9% at September 30, 2009 and from 49.8% of nonaccrual loans at June 30, 2009 to 78.8% at September 30, 2009.
The following table provides asset quality ratios, excluding FDIC covered assets, at September 30, 2009, June 30, 2009, and March 31, 2009:

	Asset Quality (excluding FDIC covered assets)
(dollars in thousands)	9/30/09	6/30/09	3/31/09
Nonaccrual loans	$20,572	$24,482	$8,009
Loans past due over 90 days	1,462	514	1,195
Other real estate owned	1,175	864	412

Total nonperforming assets	$23,209	$25,860	$9,616

Balances
Allowance for loan losses	$16,211	$12,185	$11,543
Average loans during quarter, net of unearned income	$559,547	$548,577	$534,566
Loans, net of unearned income	$569,452	$551,799	$542,190

Ratios
Allowance for loan losses to loans	2.85%	2.21%	2.13%
Allowance for loan losses to nonperforming assets	69.85%	47.12%	120.04%
Nonperforming assets to loans and other real estate	4.07%	4.68%	1.77%
Net charge-offs for quarter to average loans, annualized	0.86%	0.25%	0.67%

The following table presents nonaccrual loans for the non-covered loan portfolio at September 30, 2009.

(dollars in thousands)	Number	Dollar	Percent of	Percent of
Non-covered loans, by type	of Loans	Amount	Non-Accrual Loans	Non-Covered Loans
1-4 family first liens	9	$2,020	9.82%	0.35%
Non-owner occupied nonfarm nonresidential	6	4,413	21.45%	0.77%
1-4 family construction	3	855	4.16%	0.15%
Other construction and land development	11	12,687	61.67%	2.23%
1-4 family junior liens	2	199	0.97%	0.03%
Commercial and industrial	5	194	0.94%	0.03%
Revolving credit plans and other consumer	6	204	0.99%	0.04%

Total non-covered nonaccrual loans	42	$20,572	100.00%	3.61%

The following table shows a reconciliation of the allowance for loan losses for the nine months and three months ended September 30, 2009.

	Allowance to non-covered loans
	Nine Months ending	Quarter ending
(dollars in thousands)	9/30/09	9/30/09

Beginning balance	$6,939	$12,185
Provision for loan losses	11,271	5,231
Recoveries of loans charged off	306	224
Loans charged off	(2,305)	(1,429)

Balance at end of period	$16,211	$16,211

The following table presents, charge-offs and recoveries for all non-covered loans, for the first three quarters ended September 30, 2009 and the quarter ended September 30, 2009.

	Three months ended September 30, 2009			Nine months ended September 30, 2009
			Net			Net
(dollars in thousands)	Charge-offs	Recoveries	Charge-offs	Charge-offs	Recoveries	Charge-offs

1-4 family construction	$—	$183	$(183)	$61	$199	$(138)
Other construction and land development	583	—	583	591	—	591
Farmland	—	—	—	13	—	13
Open end 1-4 family	—	—	—	168	—	168
1-4 family first liens	—	—	—	108	—	108
1-4 family junior liens	—	—	—	34	—	34
Owner Occupied nonfarm nonresidnetial	814	—	814	814	—	814
Commercial and industrial	—	17	(17)	318	20	298
Revolving credit plans and other consumer	4	11	(7)	170	74	96
Other	28	13	15	28	13	15

Total non-covered loans	$1,429	$224	$1,205	$2,305	$306	$1,999

For the three months ended September 30, 2009, the Company’s provision for loan losses was $5.2 million compared with $1.1 million in the same period of 2008. For the nine months ended September 30, 2009, loan loss provisions were $11.3 million.
Increases were made to the loan loss reserve during the third quarter of 2009 as economic conditions continued to show signs of deterioration for classified assets. The most notable impetus for the provision was evidenced in one borrowing relationship which was previously impaired and on the Bank’s watch list. Current information related to unwinding the credit necessitated further impairment which amounted to over 50% of the provision for the quarter. The remaining balance of the provision during the third quarter was attributable to downgraded credits and further insulation from the economic downturn. Management continues to monitor the loan portfolio closely and make appropriate adjustments using the Company’s internal risk rating system.
FDIC Covered Assets
On January 30, 2009, the Bank entered into a purchase and assumption agreement with the FDIC, as receiver, for SFSB. The Bank assumed all deposit liabilities and purchased certain assets of SFSB. In connection with the SFSB transaction, the Bank entered into two shared-loss agreements with the FDIC with respect to the loan and foreclosed real estate assets purchased. One agreement relates to losses arising from single family one-to-four residential mortgage loans, and one agreement relates to losses arising from other loans and foreclosed real estate.
Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of all losses, including expenses associated with liquidating and maintaining properties arising from covered loan assets, on the first $118 million of all losses on such covered loans, and for 95% of losses on covered loans thereafter. Under the shared-loss agreements, a “loss” on a covered loan is defined generally as a realized loss incurred through a permitted disposition, foreclosure, short-sale or restructuring of the covered asset. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the SFSB transaction, January 30, 2009. New loans made after that date are not covered by the shared-loss agreements.

At September 30, 2009, FDIC-covered assets totaled $265.5 million. Of this amount, $179.1 million were performing loans, $66.0 million were nonaccrual loans, $16.8 million were other real estate owned, and $3.6 million were reimbursable expenses. All loan and OREO relationships are under the shared-loss agreements, which limit the potential loss to the Company in the event that these loans should default. The Company’s Special Assets department is aggressively working towards the appropriate resolution and or disposition of these credits.
The following table details the volume of covered assets that were nonperforming at September 30, 2009:

		Percent of total
	(dollars in thousands)	nonperforming
Nonaccrual loans (covered)	$65,990	76.23%
Other real estate owned (covered)	$16,823	93.47%

Total nonperforming assets (covered)	$82,813	78.11%

Securities
The Company’s securities portfolio remains solid and a viable source of liquidity. The following two tables show the amortized costs and fair values of securities for the entire investment portfolio at September 30, 2009.
Available for Sale

	Amortized	Gross Unrealized
(dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Treasury issue and other U.S. Government agencies	$15,589	$514	$—	$16,103
State, county and municipal	90,976	3,275	(217)	94,034
Corporates and other bonds	2,761	73	—	2,834
Mortgage backed securities	55,392	1,469	(4)	56,857
Other securities	1,293	165	(102)	1,356

Total securities available for sale	$166,011	$5,496	$(323)	$171,184

Held to Maturity

	Amortized	Gross Unrealized
(dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Treasury issue and other U.S. Government agencies	$748	$—	$(1)	$747
State, county and municipal	13,104	859	—	13,963
Corporates and other bonds	1,030	26	—	1,056
Mortgage backed securities	106,141	3,078	(102)	109,117

Total securities held to maturity	$121,023	$3,963	$(103)	$124,883

At September 30, 2009, there were $2.2 million of securities available-for-sale that were in a continuous loss position for more than twelve months with unrealized losses of $30,000 consisting primarily of municipal obligations. Management continually monitors the fair value and credit quality of the Company’s investment portfolio, and there were no investments considered other than temporarily impaired as of September 30, 2009.
The Company does not hold any trust preferred securities in its investment portfolio.
Non-GAAP Financial Measures
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Tangible common stockholders’ equity equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible common book value per share, which was presented earlier in this press release, is computed by dividing tangible common stockholders’ equity by the number of common shares outstanding. Management believes that tangible stockholders’ equity is meaningful because it is one of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in tangible common book value per share provides a meaningful period-to-period comparison of these measures. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The methodology for determining this measure may differ among companies in light of potential diversity in presentation in the banking industry.
The following table sets forth the reconciliation of stockholders’ equity to tangible common stockholders’ equity.

(dollars and shares in thousands)	9/30/09	12/31/08

Total stockholder’s equity	$146,600	$163,686
Preferred stock (net)	17,821	17,686
Goodwill	13,152	34,285
Core deposit intangible	17,645	17,163

Tangible common stockholders’ equity	$97,982	$94,552
Shares outstanding	21,468	21,468

Tangible common book value per share	$4.56	$4.40

About Community Bankers Trust Corporation
The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the timing of future reimbursements from the FDIC to the Company under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. These factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AT SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(dollars in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
		(Restated)
Assets
Cash and due from banks	$13,464	$10,864
Interest bearing bank deposits	10,534	107,376
Federal funds sold	5,300	10,193

Total cash and cash equivalents	29,298	128,433

Securities available for sale, at fair value	171,184	193,992
Securities held to maturity, fair value of $124,865 and $94,965, respectively	121,023	94,865
Equity securities, restricted, at cost	8,355	3,612

Total securities	300,562	292,469

Loans held for resale	—	200

FDIC covered loans	245,077	—
Loans	569,452	523,298
Allowance for loan losses	(16,211)	(6,939)

Net loans	798,318	516,359

Bank premises and equipment	37,328	24,111
Other real estate owned	1,175	223
FDIC covered other real estate owned	16,823	—
FDIC receivable	3,560	—
Bank owned life insurance	6,475	6,300
Core deposit intangibles, net	17,645	17,163
Goodwill	13,152	37,184
Other assets	14,802	7,325

Total assets	$1,239,138	$1,029,767

Liabilities
Deposits:
Noninterest bearing	$64,338	$59,699
Interest bearing	963,191	746,649

Total deposits	1,027,529	806,348
Federal funds purchased	31	—
Federal Home Loan Bank advances	37,000	37,900
Trust preferred capital notes	4,124	4,124
Other liabilities	23,854	16,992

Total liabilities	$1,092,538	$865,364

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680
Discount on preferred stock	(896)	(1,031)
Warrants on preferred stock	1,037	1,037
Common stock (50,000,000 shares authorized, $0.01 par value) 21,468,455 shares issued and outstanding	215	215
Retired warrants on common stock	(2,111)	—
Additional paid in capital	146,110	146,076
Retained (deficit) earnings	(17,552)	1,691
Accumulated other comprehensive income (loss)	2,117	(1,265)

Total stockholders’ equity	$146,600	$164,403

Total liabilities and stockholders’ equity	$1,239,138	$1,029,767

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008
(dollars and shares in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Interest and dividend income
Interest and fees on loans	$8,820	$8,497	$26,236	$11,201
Interest and fees on FDIC covered loans	3,741	—	10,658	—
Interest on federal funds sold	10	22	36	68
Interest on deposits in other banks	60	83	262	83
Interest and dividends on securities
Taxable	2,081	539	7,580	1,226
Nontaxable	896	333	2,473	443

Total interest income	15,608	9,474	47,245	13,021

Interest expense
Interest on deposits	6,026	2,908	18,443	3,935
Interest on federal funds purchased	2	101	6	114
Interest on other borrowed funds	338	277	1,071	357

Total interest expense	6,366	3,286	19,520	4,406

Net interest income	9,242	6,188	27,725	8,615

Provision for loan losses	5,231	1,100	11,271	1,334

Net interest income after provision for loan losses	4,011	5,088	16,454	7,281

Noninterest income
Service charges on deposit accounts	674	516	1,863	696
Gain on Suburban transaction	—	—	21,260	—
Gain on securities transactions, net	612	—	905	—
(Loss) on sale of other real estate	(187)	—	(166)	—
Other	175	238	844	357

Total noninterest income	1,274	754	24,706	1,053

Noninterest expense
Salaries and employee benefits	4,840	2,375	14,294	2,949
Occupancy expenses	752	346	1,886	458
Equipment expenses	436	292	1,198	400
Legal fees	217	—	772	—
Professional fees	184	375	1,340	475
FDIC assessment	436	—	1,310	—
Data processing fees	743	285	2,217	389
Amortization of intangibles	565	406	1,675	554
Impairment of goodwill	—	—	24,032	—
Other operating expenses	1,770	577	5,407	1,366

Total noninterest expense	9,943	4,656	54,131	6,591

(Loss) income before income taxes	(4,658)	1,186	(12,971)	1,743
Income tax (benefit) expense	(1,908)	234	2,964	392

Net (loss) income	$(2,750)	$952	$(15,935)	$1,351
Dividends accrued on preferred stock	223	—	661	—
Accretion of discount on preferred stock	46	—	135	—

Net (loss) income available to common stockholders	$(3,019)	$952	$(16,731)	$1,351

Net (loss) income per share — basic	$(0.14)	$0.04	$(0.78)	$0.09

Net (loss) income per share — diluted	$(0.14)	$0.04	$(0.78)	$0.08

Weighted average number of shares outstanding
basic	21,468	21,469	21,468	14,750
diluted	21,468	21,486	21,468	16,197

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

	For the three months ended September 30, 2009			For the nine months ended September 30, 2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Rates	Balance	Income/	Rates
	Sheet	Expense	Earned/Paid	Sheet	Expense	Earned/Paid

ASSETS:

Loans, including fees	$559,547	$8,820	6.31%	$547,468	$26,236	6.39%
Loans covered by FDIC loss share	251,262	3,741	5.96%	237,573	10,658	5.98%
Interest Bearing Bank Balances	11,061	60	2.17%	26,894	262	1.30%
Federal funds sold	20,905	10	0.19%	19,808	36	0.24%
Investments (taxable)	216,277	2,081	3.85%	248,042	7,580	4.07%
Investments (tax exempt)	91,927	1,358	5.91%	84,281	3,747	5.93%

Total Earning Assets	1,150,979	16,070	5.58%	1,164,065	48,519	5.56%

Allowance for loan losses	(13,290)			(10,593)
Non-earning assets	124,772			130,103

Total Assets	$1,262,461			$1,283,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand — Interest bearing	$200,965	$381	0.76%	$193,705	$1,556	1.07%
Savings	58,438	101	0.69%	54,813	376	0.91%
Time deposits	724,190	5,544	3.06%	736,112	16,512	2.99%

Total deposits	983,594	6,026	2.45%	984,631	18,443	2.50%

FHLB and other borrowings	41,132	340	3.31%	46,286	1,077	3.10%

Total interest-bearing Liabilities	1,024,725	6,366	2.49%	1,030,917	19,520	2.52%

Non-interest bearing deposits	61,269			61,423
Other liabilities	25,679			28,771

Total liabilities	1,111,674			1,121,111

Stockholders’ equity	150,788			162,464

Total liabilities and stockholders’ equity	$1,262,461			$1,283,575

Net interest earnings		$9,703			$28,999

Interest spread			3.10%			3.03%

Net interest margin			3.37%			3.32%

(1)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.